EXHIBIT 99.1

Rand Capital Announces 48% of Net Assets Held in Cash, Bain Capital Leads $12.6 Million Financing in Liazon, First Quarter Net Asset Value of $3.35 and Election of Directors

  Rand has $11.1 million cash on hand
  Net Asset Value $3.35 per share, a reduction of $0.03 from prior quarter
  Rand participates in financing of $12.6 million in Liazon
  Six Rand Directors were re-elected at Annual Meeting of Shareholders

BUFFALO, N.Y., May 6, 2011 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the first quarter ended March 31, 2011, highlighting a continued strong cash position of $11.1 million representing 48% of the fund's $22.8 million in net assets. The investment firm also reported an ending net asset value of $3.35 per share for the quarter, a decrease of $0.03 from December 31, 2010. At the end of the first quarter, Rand's total investment portfolio was valued at $19.2 million, which exceeds its cost basis of $13.3 million, reflecting $5.9 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital, stated, "It was generally a quiet quarter in regards to investment results of the fund, as we begin to explore our strategic options for Rand's future, which we can begin now that we are in such a strong cash position ($1.62 per share).  While this initiative is ongoing, we continue to see improving operating metrics across many of our portfolio companies, and believe that this will lead to long term strengthening and value of the fund's portfolio investments. We would also expect exits from our existing portfolio in the future."

Following the end of the quarter, Rand's portfolio company Liazon Corporation (Buffalo, NY) www.liazon.com announced that it had completed a $12.6 million financing led by Bain Capital Ventures (Boston, MA) www.baincapitalventures.com.  Rand participated with an $820,000 investment into the round which will be included in Rand's second quarter portfolio results. Daniel Penberthy, Rand's Executive Vice President, stated, "Though we have only been invested in the business a short time, we have already seen market validation and implementation of the Liazon's Bright Choices® insurance platform.  We are excited about Liazon's future."

Election of Directors

At Rand's 2011 Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND." Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Investor Contact:
          Allen F. Grum
          President
          716-853-0802
          pgrum@randcapital.com